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NEWS UPDATE                                         [LABARGE INC LOGO]

                                                    CONTACT:
                                                    Colleen Clements
                                                    LaBarge, Inc.
                                                    314-997-0800, EXT. 409
                                                    colleen.clements@labarge.com




FOR IMMEDIATE RELEASE


                  LABARGE, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

ST. LOUIS, Nov. 8, 2001--LaBarge, Inc. (AMEX: LB) announced today that its board of directors has adopted a shareholder rights plan. The plan is designed to help ensure that all LaBarge shareholders receive fair treatment in the event of an unsolicited attempt to gain control of the Company and to discourage certain abusive takeover tactics. The plan has not been adopted in response to any specific takeover threat, and the board of directors is unaware of any effort by a third party to acquire control of the Company.

Under the rights plan, LaBarge's board declared a dividend distribution of one preferred share purchase right for each share of LaBarge common stock outstanding at the close of business on Nov. 19, 2001. Each right will entitle its holder to buy, under certain circumstances, one one-thousandth of a share of a new preferred stock for an exercise price of $21 per right. The rights generally will be exercisable only if a person or group acquires 15 percent or more of the Company's common stock or commences a tender or exchange offer for 15 percent or more of the Company's common stock.

If a person or group were to acquire 15 percent or more of the Company's common stock without the prior approval of the board of directors, each right will entitle the holder -- other than the unsolicited third-party acquirer -- to buy at the right's then-current exercise price shares of LaBarge common stock, preferred stock or other securities of LaBarge equivalent to its common stock having a value equal to two times the exercise price of the right or, in effect, at a 50 percent discount to the market price. If, after a person or group acquired 15 percent or more of LaBarge's common stock without board approval, the Company was acquired in a merger or similar transaction, each right would enable a LaBarge shareholder to buy shares of the acquiring company having a market value of twice the right's exercise price or, in effect, at a 50 percent discount to the market price.

                                     -MORE-


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LaBarge, Inc.
Shareholder Rights Plan - 2 of 2
LaBarge's board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right, at any time up to and including the 10th day after the time that a person or group has acquired 15 percent or more of the Company's common stock or announced a tender offer to purchase at least 15 percent of the outstanding common stock, subject to extension of the redemption period by the board of directors. Unless earlier redeemed, the rights will expire on Nov. 7, 2011.

Shareholders do not need to take any action to receive the rights. Certificates representing the rights will not be issued at this time, and the rights will trade with, and will not be detachable from, LaBarge common stock until the rights become exercisable.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products and services through contract electronics design and manufacturing services, and proprietary wireless data communications products and network services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Kansas, Missouri, Oklahoma, and Texas. The Company's Web site address is http://www.labarge.com.

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements involve risks and uncertainties. Future events and LaBarge, Inc.'s actual results could differ materially from those contemplated by those forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; unexpected increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing.

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